Exhibit 16.1

September 28, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Commissioners:

We have read the statements made by Heritage Oaks Bancorp (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Heritage Oaks Bancorp dated September 30, 2010. We agree with the statements concerning our Firm in such Form 8-K.

Yours truly yours,

/s/Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP
Rancho Cucamonga, California